UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2004

IMPCO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-15143	91-1039211
(Commission File Number)	(IRS Employer Identification No.)

16804 Gridley Place

Cerritos, California 90703

(Address of principal executive offices) (Zip Code)

(562) 860-6666

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

IMPCO TECHNOLOGIES, INC.

Cerritos, California

December 22, 2004

Item 1.01	Entry into a Material Definitive Agreement

On December 22, 2004, IMPCO Technologies, Inc. (“IMPCO”) entered into a loan agreement (the “Loan Agreement”) with M.T.M. Società a Responsabilità Limitata, an Italian limited liability company (“MTM”). The Loan Agreement was entered into in connection with the previously announced Equity Interest Purchase Agreement (the “Purchase Agreement”) among IMPCO, Mariano Costamagna and Pier Antonio Costamagna (together, the “Founders”), B.R.C. Società a Responsabilità Limitata, an Italian limited liability company (“BRC”), and MTM, pursuant to which IMPCO has agreed to purchase the 50% equity interest in BRC that it did not already own from the Founders. The loan from MTM will enable IMPCO to satisfy a condition under the Purchase Agreement requiring IMPCO to discharge all debt and related obligations it has pursuant to a Securities Purchase Agreement dated July 18, 2003, with Bison Capital Structured Equity Partners, LLC.

Loan Agreement

Pursuant to the Loan Agreement, IMPCO may borrow up to $22 million from MTM at a rate equal to 1.5% above EURIBOR per annum, provided that the rate will increase to 3.5% above EURIBOR after and during the continuance of a default under the Loan Agreement and to 6.5% above EURIBOR on any unpaid portion of the loan outstanding 30 days after the maturity date of December 31, 2009. The loan will be repaid in quarterly installments beginning on April 1, 2005, each in the amount of not less than $650,000 in the first two years, $800,000 in the third year, $1,000,000 in the fourth year and $1,150,000 in the final year, with any remaining unpaid principal and interest to be repaid upon maturity.

The Loan Agreement provides for automatic acceleration of the loan in case of a default due to nonpayment for more than 15 days after the date any such payment is due, or due to the termination of Mariano Costamagna as IMPCO’s Chief Executive Officer or a material breach of his employment agreement. The Loan Agreement also provides for acceleration of the loan upon notice from MTM in case of any other default under the agreement. The Loan Agreement contains restrictive covenants limiting IMPCO’s ability to: (a) incur additional indebtedness other than unsecured trade credit, capital leases and additional indebtedness pursuant to the senior credit facility with LaSalle Business Credit, LLC.; (b) merge, consolidate or sell its assets; (c) purchase, retire or redeem its capital stock; and (d) make capital expenditures in excess of $2.5 million in any fiscal year.

Guaranty

Mariano Costamagna and Pier Antonio Costamagna made a guaranty in favor of MTM dated as of December 23, 2004 pursuant to which they will jointly and severally guaranty IMPCO’s payment of the MTM loan in order to provide additional support for the Loan Agreement. The guaranty will continue for the entire term of the MTM loan and provides that MTM may demand full performance of the loan from Messrs. Costamagna, jointly and severally, in case of a default by IMPCO.

Pledge Agreement

In order to provide recourse for Messrs. Costamagna in the event IMPCO defaults on the MTM loan and they are required under the guaranty to make any payments on the loan, IMPCO has pledged all of the equity interest of BRC that IMPCO currently holds and will acquire in the acquisition to Messrs. Costamagna pursuant to a pledge agreement dated as of December 23, 2004. Pursuant to the pledge agreement, if IMPCO defaults on the Loan Agreement and either of Messrs. Costamagna pays any portion of the MTM loan and provides notice to IMPCO of his intent to exercise his rights under the pledge agreement, then he has the right to any cash dividends in respect of the pledged interests and the right to require that all shares or units representing the pledged interests be registered in his name and to thereafter exercise all rights of an owner of such shares or units. The pledge will terminate upon the repayment of the loan and discharge of the guaranty.

Interested Party Transaction

The Founders currently own approximately 11% of IMPCO’s common stock in the aggregate, and they are IMPCO’s two largest shareholders. Mariano Costamagna is also currently a member of IMPCO’s Board of Directors. Mariano Costamagna has entered into the employment agreement described below, pursuant to which he will become Chief Executive Officer of IMPCO effective January 1, 2005. Mr. Pier Antonio Costamagna will also receive an employment agreement with MTM pursuant to which he would remain MTM’s chief engineering officer until May 31, 2009. The terms of the Loan Agreement, guaranty and pledge agreement and the terms of these employment agreements were determined in arms-length negotiations between IMPCO and the Founders. These negotiations were overseen by a special committee comprised solely of independent directors of IMPCO. The transaction was unanimously recommended to our Board of Directors by the special committee. In approving the transaction, the Board of Directors determined that it is in the best interest of IMPCO.

Employment Agreement – Mariano Costamagna.

On December 22, 2004, IMPCO and Mr. Mariano Costamagna entered into an amendment to his previously announced employment agreement, pursuant to which he will become IMPCO’s Chief Executive Officer effective January 1, 2005, or such earlier date upon which Mr. Robert Stemmler resigns as Chief Executive Officer of IMPCO. As previously announced, Mr. Costamagna will serve as Chief Executive Officer until May 31, 2009. Mr. Costamagna’s initial base salary will be US$360,000 per year, and he will be entitled to participate in IMPCO’s standard executive bonus plan. Pursuant to the employment agreement, if Mr. Costamagna’s employment is terminated due to death, disability, by IMPCO other than for “cause,” or if he resigns for “good reason,” IMPCO is obligated to pay him severance equal to US$5 Million (subject to certain limited reductions if he sells more than 20% of the aggregate amount of IMPCO stock he received, and is to receive, as consideration in connection with IMPCO’s acquisition of BRC).

Consulting Agreement – Robert Stemmler.

Effective as of January 1, 2005, or such earlier date upon which Mr. Robert Stemmler resigns as Chief Executive Officer and President of IMPCO, Mr. Robert M. Stemmler, IMPCO’s current Chief Executive Officer, President and Chairman of the Board, will resign as Chief Executive Officer and President and enter into a consulting agreement with IMPCO pursuant to which Mr. Stemmler will act as a consultant to IMPCO through April 30, 2007 and oversee the transition of IMPCO’s management team. Mr. Stemmler’s base salary will remain at its current level of US$360,000 per year, and he will continue to receive benefits that IMPCO makes generally available to its executive employees, including medical insurance, life insurance, long-term disability insurance, paid vacation, sick leave, and a paid up annuity to provide lifetime medical insurance for Mr. Stemmler and his spouse. In addition, Mr. Stemmler will continue to be entitled to participate in IMPCO’s Section 401(k) defined contribution plan and deferred compensation plan. Mr. Stemmler’s consulting agreement also provides that if he is terminated for any reason other than his own resignation or for “cause” prior to January 1, 2006, IMPCO will be required to pay to Mr. Stemmler severance payments equal to one year’s compensation. In the event that he is similarly terminated between January 1, 2006 and June 30, 2006, the severance payments shall be equal to six months’ compensation.

Item 1.02.	Termination of Material Definitive Agreement.

Employment Agreement – Robert Stemmler.

Effective as of January 1, 2005, or such earlier date upon which Mr. Robert Stemmler resigns as Chief Executive Officer and President of IMPCO, the employment agreement between IMPCO and Robert M. Stemmler will be terminated. Pursuant to such employment agreement, Mr. Stemmler was to serve as the Chief Executive Officer and President of IMPCO through June 30, 2006. The employment agreement is being terminated as a result of the transactions and agreements described in Item 1.01 above, pursuant to which Mariano Costamagna will become Chief Executive Officer of IMPCO.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above regarding IMPCO’s entry into the Loan Agreement is hereby incorporated by reference into this Item 2.03.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective as of January 1, 2005, or such earlier date upon which his resignation is tendered to IMPCO, Robert Stemmler will resign as the Chief Executive Officer and President of IMPCO.

(c) Effective as of January 1, 2005, or such earlier date upon which Robert Stemmler tenders his resignation as Chief Executive Officer and President of IMPCO, Mariano Costamagna will become the Chief Executive Officer of IMPCO until May 31, 2009. Mariano Costamagna has served as a director of the Company since June 2003 and his current term expires in 2006. He has been the Managing Director and Chief Executive Officer of BRC, S.r.l., and its wholly owned subsidiary, MTM, S.r.l., located in Cherasco in the province of Piedmont in northern Italy. MTM develops, manufactures and installs alternative fuel systems and components under the BRC Gas Equipment trademark. Mr. Costamagna and his family founded MTM in 1977, and Mr. Costamagna has served as that MTM’s principal executive officer since that time. Mr. Costamagna became BRC’s Managing Director and Chief Executive Officer at the time that company was established in 2001. Mr. Costamagna became a director in connection with IMPCO’s acquisition of the initial 50% of the equity interest of BRC. Mr. Costamagna has never been the Chief Executive Officer of a publicly traded company.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 5.02(c).

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description

Exhibit 10.1	Loan Agreement, dated as of December 23, 2004, between IMPCO Technologies, Inc. and M.T.M. Società a Responsabilità Limitata.

Exhibit 10.2	Pledge Agreement, dated as of December 23, 2004, by IMPCO Technologies, Inc. in favor of Mariano Costamagna and Pier Antonio Costamagna.

Exhibit 10.3	Guaranty, dated as of December 23, 2004, made by Mariano Costamagna and Pier Antonio Costamagna in favor of MTM, S.r.l.

Exhibit 10.4	Employment Agreement, dated as of December 22, 2004, between IMPCO Technologies, Inc. and Mariano Costamagna.

Exhibit 10.5	Consulting Agreement, dated as of December 23, 2004, between IMPCO Technologies, Inc. and Robert Stemmler.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPCO TECHNOLOGIES, INC.

Date: December 29, 2004	By:	/s/ Nickolai A. Gerde
Nickolai A. Gerde
Chief Financial Officer